----------------------------
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                                                    ----------------------------
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              The Mills Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    601148109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                  July 18, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                   -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,400,190
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,400,190
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,400,190
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================




                               Page 2 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                   -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   2,360,675
                         ------------===========================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    2,360,675
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,360,675
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 3 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                   -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   344,200
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    344,200
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            344,200
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 4 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                   -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   130,885
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    130,885
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            130,885
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.2%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================




                               Page 5 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                   -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   192,950
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    192,950
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            192,950
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================



                               Page 6 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                   -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================





                               Page 7 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                               Page 8 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================





                               Page 9 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 10 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 11 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 12 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 13 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Jason E. Moment
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 14 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 15 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                    5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 16 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                     5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================





                              Page 17 of 26 Pages

                                       13D
====================
CUSIP No. 601148109
====================

------------====================================================================
            NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    1
            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                               (a) [ ]
                                                               (b) [X]**
    2
                   ** The reporting persons making this filing hold an aggregate of 5,428,900 Shares, which is 9.6% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                                   [ ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                                    SOLE VOTING POWER
                            7
         NUMBER OF                  -0-
                        ------------============================================
          SHARES                    SHARED VOTING POWER
       BENEFICIALLY         8
         OWNED BY                   5,428,900
                        ------------============================================
           EACH                     SOLE DISPOSITIVE POWER
                            9
         REPORTING                  -0-
        PERSON WITH     ------------============================================
                                    SHARED DISPOSITIVE POWER
                            10
                                     5,428,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,428,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)                      [ ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.6%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================



                              Page 18 of 26 Pages

         This Amendment No.2 to Schedule 13D amends the Schedule 13D initially filed on May 15, 2006 (collectively, with all amendments thereto, the "Schedule 13D").

Item 3.  Source And Amount Of Funds And Other Consideration
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and supplemented by the following:

         The net investment cost (including commissions) for the Shares acquired by each of the Farallon Funds since the filing of the prior Schedule 13D is set forth below:

           Entity            Shares Acquired          Approximate Net
           ------            ---------------          Investment Cost
                                                      ---------------

            FCP              121,500                   $2,762,492
            FCIP             651,800                  $16,757,406
            FCIP II          169,601                   $4,102,443
            FCIP III          15,299                     $404,146
            Tinicum           85,700                   $2,098,248

The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP, FCIP II and FCIP III, from working capital and (ii) with respect to FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co. It is not possible to determine the amount of borrowings, if any, used to acquire the Shares.

Item 5.  Interest In Securities Of The Issuer
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         The Farallon Funds
         ------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Fund is incorporated herein by reference for each such Farallon Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 56,603,203 Shares outstanding as of November 4, 2005 as reported by the Company in its Prospectus on Form 424B3 filed with the Securities and Exchange Commission on December 16, 2005.

                  (c) The trade dates, number of Shares purchased or sold and the price per Share (including commissions) for all purchases and sales of the Shares by the Farallon Funds since the filing of the prior 13D are set forth on Schedules A-E hereto and are incorporated herein by reference. All of such transactions were open-market transactions

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.


                              Page 19 of 26 Pages

                  (e)      Not applicable.

           The Farallon General Partner
           ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.


           The Farallon Individual Reporting Persons
           -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all of the Shares held by the Farallon Funds as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

                  The Shares reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Farallon General Partner, as general partner to the Farallon Funds, may be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. The Farallon Individual Reporting Persons, as managing members of the Farallon General Partner, may each be deemed to be the beneficial owner of all such Shares owned by the Farallon Funds. Each of the Farallon General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares.




                              Page 20 of 26 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  July 27, 2006

                      /s/ Monica R. Landry
                      ----------------------------------------
                      FARALLON PARTNERS, L.L.C.,
                      On its own behalf and
                      as the General Partner of
                      FARALLON CAPITAL PARTNERS, L.P.,
                      FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P. and TINICUM PARTNERS, L.P.
                      By Monica R. Landry,
                      Managing Member

                      /s/ Monica R. Landry
                      ----------------------------------------
                      Monica R. Landry, individually and as attorney-in-fact for each of Chun R. Ding, William F. Duhamel,
                      Richard B. Fried, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly


         The Powers of Attorney executed by Duhamel, Fried, Mellin, Millham, Steyer and Wehrly authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Ding and Schrier authorizing Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Power of Attorney executed by Patel authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Landry to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference.




                              Page 21 of 26 Pages

                                   SCHEDULE A
                                   ----------
                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------

                                   NO. OF SHARES                 PRICE
             TRADE DATE              PURCHASED                 PER SHARE
            ------------             ---------                -----------

              7/21/2006               42,500                     $23.32
              7/24/2006               57,400                     $22.45
              7/24/2006               15,900                     $22.32
              7/25/2006                5,700                     $22.38

















                              Page 22 of 26 Pages

                                   SCHEDULE B
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                                   NO. OF SHARES                 PRICE
             TRADE DATE              PURCHASED                 PER SHARE
            ------------             ---------                -----------

              6/22/2006                8,300                     $28.39
               7/7/2006               21,500                     $26.89
               7/7/2006              101,600                     $26.82
              7/10/2006               10,600                     $27.03
              7/11/2006               17,100                     $27.03
              7/12/2006               27,700                     $26.96
              7/12/2006                7,800                     $27.03
              7/13/2006                1,700                     $26.89
              7/13/2006               70,100                     $26.84
              7/14/2006               30,000                     $25.84
              7/14/2006               55,700                     $26.30
              7/17/2006               86,000                     $25.32
              7/18/2006               16,900                     $25.26
              7/18/2006               16,900                     $24.94
              7/18/2006               21,100                     $24.87
              7/19/2006                8,400                     $24.66
              7/19/2006               77,000                     $24.60
              7/20/2006               14,000                     $24.51
              7/21/2006               20,000                     $23.32
              7/24/2006               28,600                     $22.45
              7/24/2006                8,000                     $22.32
              7/25/2006                2,800                     $22.38






                              Page 23 of 26 Pages

                                   SCHEDULE C
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------

                                   NO. OF SHARES                 PRICE
             TRADE DATE              PURCHASED                 PER SHARE
            ------------             ---------                -----------

              6/22/2006                  700                     $28.39
               7/7/2006                1,400                     $26.89
               7/7/2006                6,300                     $26.82
              7/10/2006                  700                     $27.03
              7/11/2006                1,600                     $27.03
              7/12/2006                2,600                     $26.96
              7/12/2006                  700                     $27.03
              7/13/2006                  100                     $26.89
              7/13/2006                6,400                     $26.84
              7/14/2006                5,600                     $26.30
              7/14/2006                3,000                     $25.84
              7/17/2006                9,300                     $25.32
              7/18/2006                1,801                     $25.26
              7/18/2006                1,800                     $24.94
              7/18/2006                2,200                     $24.87
              7/19/2006                  900                     $24.66
              7/19/2006                8,600                     $24.60
              7/20/2006                9,300                     $24.51
              7/21/2006              103,300                     $23.32
              7/24/2006                  700                     $22.32
              7/24/2006                2,400                     $22.45
              7/25/2006                  200                     $22.38



                              Page 24 of 26 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------

                                   NO. OF SHARES                 PRICE
             TRADE DATE              PURCHASED                 PER SHARE
            ------------             ---------                -----------

              6/22/2006                  500                     $28.39
               7/7/2006                  700                     $26.89
               7/7/2006                3,200                     $26.82
              7/10/2006                  700                     $27.03
              7/11/2006                1,000                     $27.03
              7/12/2006                  900                     $26.96
              7/12/2006                  200                     $27.03
              7/13/2006                4,300                     $26.84
              7/13/2006                  100                     $26.89
              7/18/2006                  399                     $25.26
              7/18/2006                  400                     $24.94
              7/18/2006                  600                     $24.87
              7/19/2006                2,100                     $24.60
              7/19/2006                  200                     $24.66



                              Page 25 of 26 Pages

                                   SCHEDULE E
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------

                                   NO. OF SHARES                 PRICE
             TRADE DATE              PURCHASED                 PER SHARE
            ------------             ---------                -----------

              6/22/2006                  500                     $28.39
               7/7/2006                1,400                     $26.89
               7/7/2006                6,300                     $26.82
              7/10/2006                  700                     $27.03
              7/11/2006                1,000                     $27.03
              7/12/2006                1,700                     $26.96
              7/12/2006                  500                     $27.03
              7/13/2006                  100                     $26.89
              7/13/2006                4,300                     $26.84
              7/14/2006                3,700                     $26.30
              7/14/2006                2,000                     $25.84
              7/17/2006                4,700                     $25.32
              7/18/2006                  900                     $25.26
              7/18/2006                  900                     $24.94
              7/18/2006                1,100                     $24.87
              7/19/2006                4,300                     $24.60
              7/19/2006                  500                     $24.66
              7/20/2006                4,700                     $24.51
              7/21/2006               44,200                     $23.32
              7/24/2006                1,600                     $22.45
              7/24/2006                  400                     $22.32
              7/25/2006                  200                     $22.38



                              Page 26 of 26 Pages